plante moran

Plante & Moran, PLLC
Suite 300
19176 Hall Road
Clinton Township, MI 48038
Tel: 586.416.4900
Fax: 586.416.4901
plantemoran.com

June 22, 2018

Audit Committee of the Board of Directors
Rockwell Medical, Inc. and Subsidiary
30142 Wixom Rd.
Wixom, MI 48393

Dear Audit Committee Members:

We have been made aware of the attached e-mail received by Rockwell Medical, Inc. (Rockwell) on March 27, 2018 in connection with its ongoing pursuit of Triferic special reimbursement status. This e-mail was not disclosed to us in the course of our review procedures related to the financial statements for the quarter ended March 31, 2018 (Q1) included in Rockwell's form 10Q filed on May 15, 2018. This e-mail and its contents are inconsistent with representations made to us by Rockwell, orally and in writing, in connection with our review procedures. Had we been made aware of this e-mail, we would have informed you of the following matters:

Uncorrected Misstatements

Management's estimate of reserves for slow-moving and obsolete Triferic inventory is determined based on a weighted average probability model that considers anticipated product launch dates, current sales projections, and product expiration dates. Rockwell management represented that the factors used in its determination of the Q1 reserves reflected the best information and estimates available as of the 10Q filing date. In estimating these reserves for Q1, Rockwell assigned a 50 percent probability weighting to outcomes dependent on near-term approval of Triferic special reimbursement status. Elimination of those outcomes from the Q1 reserve analysis model would have suggested additional reserves recognizable in Q1 totaling approximately $400,000.

Internal Control Matters

The above-referenced e-mail provides significant evidence regarding Rockwell's ongoing pursuit of Triferic special reimbursement status that was not given consideration in determining inventory reserves, classification and disclosures. This failure to consider all known facts and evidence regarding these matters is a deficiency in operation and effectiveness of Rockwell's financial reporting and disclosure controls that we consider to be a material weakness in those controls.

Inconsistencies in 10Q Filing

We call your attention to the following matters in Rockwell's form 10Q filing for the quarter ended March 31, 2018, that we believe to be inconsistent with the facts in existence at the time of filing:

- Certification Pursuant to Rule 13a-14(a) – Robert L. Chioni
- Certification Pursuant to Rule 13a-14(a) – Thomas E. Klema
- Note 2 to the Q1 financial statements, Basis of Presentation (specifically, 2nd paragraph)

Praxity MEMBER
GLOBAL ALLIANCE OF INDEPENDENT FIRMS

Audit Committee of the Board of Directors Rockwell Medical, Inc. and Subsidiary June 22, 2018 Item 4. Controls and Procedures (specifically, 2nd and 3rd paragraphs)  In addition, had this e-mail been disclosed to us, our communications to you resulting from our pre-filing review of the Q1 10Q would have included our view that the disclosures in the Overview section of Item 2 regarding Triferic should be clearer and more transparent regarding the status of Rockwell’s request for separate reimbursement with CMS and the prospects for reversal of CMS’s decisions. Very truly yours, PLANTE & MORAN, PLLC Thomas J. Clement David J. Kristick Attachment 2

To: From: Sent: Subject: Steven Stranne[SStranne@Polsinelli.com] Shah, Anand (CMS/CMMI) Tue 3/27/2018 2:43:15 PM RE: Innovation Demo for ESRD Hi Steve – Thank you for your note on Rockwell’s proposal. We have carefully reviewed your concept and submitted materials. Unfortunately, given the other initiatives CMS has underway, we will not be able to pursue this model. I appreciate you and Rob Chioini coming to CMMI to present Rockwell’s idea, as well as the continued follow up with us. Anand Anand Shah, MD, MPH Chief Medical Officer Center for Medicare & Medicaid Innovation Centers for Medicare & Medicaid Services From: Steven Stranne [mailto:SStranne@Polsinelli.com] Sent: Saturday, March 24, 2018 4:51 PM To: Shah, Anand (CMS/CMMI) <Anand.Shah1@cms.hhs.gov> Subject: Innovation Demo for ESRD Dr. Shah, I am writing to follow up on the proposal we submitted in October of 2017 for a potential CMMI project for new, transformative therapies that are likely to significantly control overall costs and improve care for Medicare beneficiaries with end stage renal disease (ESRD). Thanks again for meeting with us, along with your colleagues in the Innovation Center, in November, 2017. As time continues to pass, I urge you and the CMS leadership team to adopt and expedite this proposal. The demonstration would enable the Agency to select, evaluate, and support transformative innovations like Triferic that have reasonable pricing and that show promise to improve care, reduce complications, and save the Medicare program money. The Agency would retain significant control over decisions involving the innovations to be selected for the demonstration and the ongoing payment policies. We need to break down barriers to innovations that can deliver value, save federal resources, and improve care in this vulnerable and expensive patient population. Our proposal would result in good policy that would disrupt and refine the counterproductive aspects of the status quo. As you may recall, there is significant support for our proposal in the ESRD community and in Congress. Although this list is not inclusive, recall that well-respected patient advocacy groups such as the American Association of Kidney Patients (AAKP) and Dialysis Patient Citizens (DPC) support this proposal. In addition to a number of other stakeholders in the provider and ESRD communities, many Members of Congress in the House and Senate have communicated their support through letters and other means, including but not limited to Chairman Brady and his staff. Please let us know what we can do to be helpful. This proposal provides a straightforward way to ensure that the Medicare program can identify and harness reasonably-priced innovation in a way that improves lives and holds down overall health costs. That seems to fall squarely within the Administration’s objectives and the Innovation Center’s mission. We encourage you to adopt this proposal and to do so quickly. Thanks again for your help, Steve Steven Stranne, MD, JD Shareholder, Polsinelli PC 202-626-8313 sstranne@polsinelli.com http://www.polsinelli.com/sstranne/ 1401 Eye Street, NW Suite 800 Washington, DC 20005

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